UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013 (October 24, 2013)

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.

(Exact name of registrant as specified in its charter)

Mexico	333-08322	98-0519243
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Montes Urales 625

Lomas de Chapultepec

11000 Mexico, D.F.

Mexico

(Address of principal executive office)(Zip Code)

+ (5255) 9178-5836

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On October 24, 2013, Kansas City Southern de México, S.A. de C.V. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC (“JPM”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Morgan Stanley & Co. LLC (“Morgan Stanley”), as representatives of the several initial purchasers named in the Purchase Agreement (the “Initial Purchasers”), to issue and sell to the Initial Purchasers, $250 million in aggregate principal amount of its Floating Rate Senior Notes due 2016 (the “Notes”) in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Under the Purchase Agreement, the Notes are expected to be resold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act or to non-U.S. persons pursuant to Regulation S promulgated under the Securities Act.

The above description of the Purchase Agreement is qualified in its entirety by the full text of the agreement, attached hereto as Exhibit 10.1.

Indenture

On October 29, 2013, the Company entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee and paying agent (“U.S. Bank”), pursuant to which the Company issued the Notes. See the discussion below under Item 2.03 for a description of the material terms and conditions of the Indenture.

Registration Rights Agreement

On October 29, 2013, the Company entered into a registration rights agreement with JPM, Merrill Lynch and Morgan Stanley (the “Registration Rights Agreement”) pursuant to which the Company agreed, for the benefit of the holders of the Notes, to use its reasonable best efforts to:

•	File a registration statement with respect to a registered offer to exchange the Notes for new exchange notes having terms identical in all material respects to the Notes (except that the exchange notes will not contain transfer restrictions); and

•	Use its commercially reasonable efforts to complete the registered exchange offer (the “Exchange Offer”) within 270 days after the October 29, 2013 closing date of the offering of the Notes.

Promptly after the exchange registration statement has been declared effective, the Company will commence the registered exchange offer.

The above description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of such agreement, attached hereto as Exhibit 4.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Notes are unsecured and senior obligations of the Company. The Notes bear interest at a rate equal to the three-month U.S. dollar LIBOR plus 70 basis points per annum. Interest is payable quarterly in cash on January 28, April 28, July 28 and October 28 of each year, beginning January 28, 2014, to persons who are the registered holders of the Notes at the close of business on the immediately preceding January 1, April 1, July 1 and October 1, respectively. The Notes will mature on October 28, 2016. The Company has agreed to pay Additional Amounts (as defined in the Indenture) as necessary such that all payments made to holders of Notes shall be free of withholding tax.

Except in certain circumstances in connection with the Exchange Offer (as discussed below) or as a result of a change in the Mexican withholding tax rate, the Company may not redeem the Notes prior to maturity.

The Indenture limits the ability of the Company to incur liens on any stock or indebtedness of significant subsidiaries. In the event of a Change of Control Repurchase Event (as defined in the Indenture), the Company will be required to make an offer to each holder of Notes to repurchase all or any part of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued interest, if any, to, but excluding, the date of repurchase.

In addition, under the Indenture, the Notes issued thereunder may be declared immediately due and payable by the trustee or the holders of at least 25% in aggregate principal amount of such Notes then outstanding if certain events of default occur and are continuing under the Indenture. Subject to certain qualifications and applicable grace periods as set forth in the Indenture, the events of default include the following:

•	the Company fails to pay the principal or any premium on a Note on its due date;

•	the Company fails to pay interest or any Additional Amounts on any Note within 30 days of its due date;

•	the Company defaults in the performance of, or breach of, any covenant of the Indenture and such default continues for a period of 90 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the applicable Notes;

•	certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or its Significant Subsidiaries (as defined in the Indenture); or

•	termination of the Company’s rights under the Concession Title (as defined in the Indenture) which result in a material adverse effect on the Company or the commandeering of the Northeast Rail Lines.

The above description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, attached hereto as Exhibit 4.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

4.1	Indenture, dated October 29, 2013.

4.2	Registration Rights Agreement, dated October 29, 2013.

10.1	Purchase Agreement, dated October 24, 2013, among the Company, JPM, Merrill Lynch and Morgan Stanley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.

By:	/s/ Michael W. Upchurch
Name:	Michael W. Upchurch
Title:	Chief Financial Officer

Date: October 30, 2013

INDEX TO EXHIBITS

Number	Description

4.1	Indenture, dated October 29, 2013.

4.2	Registration Rights Agreement, dated October 29, 2013.

10.1	Purchase Agreement, dated October 24, 2013, among the Company, JPM, Merrill Lynch and Morgan Stanley.